EXHIBIT 11.  Earnings Per Share Schedule

     Calculation of net income used under the modified treasury stock method:

         Primary
               Net income applicable to common stock        $  901,014
               Assumed interest expense reduction               59,549
                                                            ----------
                                                            $  960,563
                                                            ==========

               Weighted average shares outstanding           4,152,940
                Common stock equivalents                     1,453,250
                                                            ----------
                                                             5,606,190
                                                            ==========

                   Net income per share                     $      .17
                                                            ==========

         Fully diluted
               Net income applicable to common stock        $  901,014
               Preferred stock dividends assumed not paid       48,423
               Assumed interest expense reduction               54,431
                                                            ----------
                                                            $1,003,868
                                                            ==========

               Weighted average shares outstanding           4,152,940
                Common stock equivalents                     1,453,250
                Assumed conversion of preferred stock        1,383,500
                                                            ----------
                                                             6,989,690
                                                            ==========

                    Net income per share                    $      .14
                                                            ==========